        EXHIBIT 19

NORTHRIM BANCORP, INC.
INSIDER TRADING POLICY

I.    Introduction
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
Northrim BanCorp, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees and consultants who have Material Nonpublic Information (as defined below).
You are responsible for seeing that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
If you violate the insider trading laws, you may have to pay criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided by such trading, and you may also have to serve a considerable jail sentence if you are found to have traded on the basis of Material Nonpublic Information. These penalties also apply to circumstances in which you “tip” or disclose confidential information to third parties who trade as a result.
Both the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”) are very effective at detecting and pursuing insider trading cases, and they have aggressively pursued enforcement actions where they have discovered activity that they believed was unlawful. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
II.    Policy
A.    Trading Policy
1.    You may not buy or sell the Company’s securities when you have Material Nonpublic Information about the Company. This policy against “insider trading” applies to trading in the Company’s securities, as well as to trading in the securities of other companies, such as the Company’s customers and vendors or a firm with which the Company is negotiating a major transaction.

2.    You may not convey Material Nonpublic Information about the Company or another company to others. You also may not suggest that anyone purchase or sell any of the Company’s securities while you are aware of Material Nonpublic Information about the Company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications on a “need to know” basis.
3.    It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving exchange traded options or other derivatives, such as trade in puts or calls in Company securities or forward transactions; and (d) hedging transactions involving Company securities. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.
The portions of this Policy relating to trading while in possession of Material Nonpublic Information and the use or disclosure of that information continue to apply to transactions in Company securities even after termination of employment or association with the Company. If you are aware of Material Nonpublic Information about the Company when your employment or other business relationship with the Company ends, you may not trade in Company securities or disclose the Material Nonpublic Information to anyone else until that information is made public or becomes no longer material.
The foregoing restrictions apply to all directors, officers, employees and consultants. The restrictions also apply to anyone that lives in your household (other than household employees). The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, references to “trading” and “transactions” includes, among other things:
•purchases and sales of Company securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company;

•making gifts of Company securities; and
•using Company securities to secure a loan.

Directors, officers, employees and consultants should consult the Company’s General Counsel if they have any questions.
B.    What is “Material Nonpublic Information”?
1.    Material Information
Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities or material modification thereof;
•material defaults under agreements or actions by creditors, clients, or vendors relating to a company’s credit rating;
•information about major contracts;
•significant new product developments or innovations;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
•major environmental incidents; and

•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.
Federal and FINRA investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the Company’s General Counsel.
2.    Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a widely disseminated statement from a senior officer, or a public filing with the SEC); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following public disclosure.
C.    Unauthorized Disclosure
All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s policies.
D.    When and How to Trade Company Stock
1.    Overview
Directors, executive officers of the Company and certain other Company employees who are so designated from time to time by the Company’s Board of Directors (such officers and designated employees, “Restricted Employees”) are for purposes of this Policy required to comply with the restrictions covered below. The category “Restricted Employees” also includes non-executive Company employees who assist in the preparation of our financial statements. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.

2.    Window Periods
Directors and Restricted Employees may only trade in Company securities during the Window Period. For purposes of this policy, the “Window Period” begins at the commencement of trading on the NASDAQ on the second trading day following the issuance of the Company’s earnings release or Form 10-Q/Form 10-K (whichever comes first) for the prior quarter, and ends on the 14th day prior to the end of the last month of each fiscal quarter.
From time to time during the Window Period, the Company may close trading due to developments (such as a share repurchase announcement or modification, material cyber-attack, significant event or transaction) that involve Material Nonpublic Information. In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that trading has been prohibited. In the case of a share repurchase announcement or modification, the Company will close trading four business days before and after the relevant public announcement.
However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company.
Even if the Window Period is closed, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be cancelled before it closes.
E.    Noncompliance
Any current or former director, officer, employee or consultant who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment, whether or not your failure to comply with this Policy results in a violation of law.

Amended – February 24, 2024
Approved – March 28, 2024
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